EXHIBIT 99.1

SYMBOL TECHNOLOGIES AND INTERMEC RESOLVE ALL OUTSTANDING INTELLECTUAL PROPERTY DISPUTES

Companies Enter Into Cross-Licensing Agreement and Covenant Not to Sue

EVERETT, Wash., and HOLTSVILLE, N.Y., July 18, 2006 – Intermec, Inc. (NYSE:IN) and Symbol Technologies, Inc. (NYSE:SBL), pioneers and leaders in automated identification and data capture (AIDC) technologies, have reached an agreement that settles all outstanding intellectual property (IP) disputes between the two companies.

Under the settlement agreement, Intermec and Symbol have cross-licensed certain patents, have entered into four-year covenants not to sue with respect to remaining patents, and have released patent infringement damage claims that may have existed on the settlement date or may arise before the covenants expire. The specific terms of the settlement agreement are confidential.

In March 2005, Symbol filed lawsuits alleging that Intermec was infringing certain Symbol bar code scanning and wireless patents. Intermec responded by filing counterclaims and a complaint in the U.S. International Trade Commission (ITC) alleging that Symbol was infringing certain Intermec bar code scanning patents.

In September 2005, Intermec and Symbol resolved the portion of their dispute that concerned radio frequency identification (RFID). At that time, Symbol joined Intermec’s Rapid Start RFID intellectual property licensing program. That cross-licensing agreement gave Symbol access to Intermec’s RFID IP and gave Intermec access to Symbol’s RFID IP.

Both companies believe that the agreement announced today is a good resolution of their IP disputes. They also believe that this agreement is in the best interests of their customers and shareholders.

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About Symbol Technologies

Symbol Technologies, Inc., The Enterprise Mobility Company™, is a recognized worldwide leader in enterprise mobility, delivering products and solutions that capture, move and manage information in real time to and from the point of business activity. Symbol enterprise mobility solutions integrate advanced data capture products, radio frequency identification technology, mobile computing platforms, wireless infrastructure, mobility software and world-class services programs. Symbol enterprise mobility products and solutions are proven to increase workforce productivity, reduce operating costs, drive operational efficiencies and realize competitive advantages for the world’s leading companies. More information is available at www.symbol.com.

About Intermec Inc.

Intermec Inc. (NYSE:IN) develops, manufactures and integrates technologies that identify, track and manage supply chain assets. Core technologies include RFID, mobile computing and data collection systems, bar code printers and label media. The company’s products and services are used by customers in many industries worldwide to improve the productivity, quality and responsiveness of business operations. For more information about Intermec, visit www.intermec.com or call 800-347-2636. Contact Intermec Investor Relations Director Kevin McCarty at kevin.mccarty@intermec.com, 425-265-2472.

For Symbol Technologies:
For media information:
Patricia Hall
Symbol Technologies, Inc.
631.738.5636
patricia.hall@symbol.com

For financial information:
Lori Chaitman
Symbol Technologies, Inc.
631.738.5050
lori.chaitman@symbol.com

For Intermec, Inc. :
For media information :
Kathie Jackson Anderson
Intermec, Inc.
425-348-2799
Kathie.anderson@intermec.com
www.intermec.com

For financial information :
Kevin Patrick McCarty
Intermec Investor Relations
425-265-2472
Kevin.mccarty@intermec.com